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                                                                    EXHIBIT 10.8

COMPANY:   Global Marine Inc. (the "Company")

ITEM:      Preambles and Resolutions of the Board of Directors

SUBJECT:   Director Compensation

DATE:      August 31, 2001


     WHEREAS, upon consummation of the transaction contemplated by the Agreement and Plan of Merger among Santa Fe International Corporation, the Company and certain other parties being considered at this meeting of the Company's Board of Directors (the "Merger Agreement"), one or more of the current members of the Board of Directors of the Company will not be designated to serve on the Board of Directors of GlobalSantaFe Corporation and will no longer serve as members of the Board of Directors of the Company (the "Affected Directors"); and

     WHEREAS, the members of the Board of Directors of the Company who are not Affected Directors have determined that it is in the best interest of the Company to ensure that the Affected Directors continue their service through the Effective Time (as defined in the Merger Agreement);

     NOW, THEREFORE, BE IT RESOLVED that the Affected Directors shall each receive a cash payment from the Company in the amount of $104,000 immediately upon the Effective Time, which is equivalent to two years' retainer plus the cash value of two years of restricted stock grants, provided in each case that the Affected Director remain in service through the Effective Time; and it was further

     RESOLVED that the proper officers of the Company be and hereby are authorized and directed to do or cause to be done any and all such further acts and things, make any and all such payments, and negotiate, execute and deliver, for and on behalf of the Company and in its name, any and all such further documents, papers, instruments and agreements as they may deem necessary or desirable to effect the intent and purposes of these resolutions.